Exhibit 4.4

VELOCE TECHNOLOGIES, INC.

EMPLOYEE BONUS PLAN

ARTICLE I

General

1.1 Purposes of the Plan.

This Veloce Technologies, Inc. Employee Bonus Plan (the “Plan”) is established by the Board of Directors (the “Board”) of Veloce Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, effective May 17, 2009 by and among Applied Micro Circuits Corporation, a Delaware corporation (“APM”), Espresso Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of APM (“Espresso”), the Company and Jeffrey Harrell, an individual, as representative of the stockholders of the Company, as amended on November 8, 2010 by Amendment No. 1 to Agreement and Plan of Merger (the “First Amendment”) and on April 5, 2012 by Amendment No. 2 to Agreement and Plan of Merger (the “Second Amendment”, together with the First Amendment, the “Merger Agreement”). The Plan is intended to (a) provide a bonus to certain of the Company’s employees and consultants who otherwise would have received stock option grants during the period between execution of the Merger Agreement and the Closing Date and (b) reward current and future employees and consultants of the Company and its Affiliates of outstanding ability and motivate such persons to exert their best efforts on behalf of the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.2 Plan Administration.

(a) The authority to control and manage the operation and administration of this Plan shall be vested in the Board. The foregoing notwithstanding, the Board may expressly delegate to a subcommittee consisting of one or more officers and/or directors of the Company, the authority to administer the Plan, which subcommittee shall have all of the authority granted to the Board hereunder (the Board or a subcommittee to which authority has been delegated, the “Administrator”). Any such delegation of authority shall comply with the requirements of Section 157(c) of the General Corporation Law of the State of Delaware.

(b) Subject to the provisions hereof, (1) the Administrator shall have complete control of the administration of this Plan, with all powers necessary to enable it properly to carry out its duties; (2) the Administrator shall be authorized to interpret this Plan and shall have the discretion to determine all questions arising in the administration, construction and application of this Plan; and (3) the decisions of the Administrator upon all matters within the scope of its authority shall be conclusive and binding on all parties.

1.3 Definitions. The following terms shall have the following meanings when used in this Plan:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question.

(b) “Cause” shall mean any of the following: (i) the Participant’s refusal or failure to act in accordance with any specific, lawful direction or order of the Company or the surviving or acquiring entity following a change in control of the ownership of the Company (“Successor”); (ii) the unfitness or unavailability for service or unsatisfactory performance (other than as a result of death or Disability) of the Participant; (iii) the performance by Participant of any act or failure to perform any act in bad faith and to the detriment of the Company or a Successor; (iv) the Participant’s failure or inability to perform satisfactorily any reasonable assigned material duties of his or her position (other than as a result of his death or Disability); (v) the Participant’s dishonesty, intentional misconduct or material breach of any agreement with the Company or a Successor; or (vi) the Participant’s commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Notwithstanding the foregoing, the definition of “Cause” in an individual written agreement between the Company and the Participant shall supersede the foregoing definition with respect to any Bonus Amount awarded to such Participant (it being understood, however, that if no definition of the term Cause is set forth in such an individual written agreement, the foregoing definition shall apply).

(c) “Consultant” shall mean an individual who is providing services as a consultant, adviser or other form of independent contractor eligible to receive an award under Rule 701 of the Securities Act of 1933, as amended, to the Company or an Affiliate of the Company.

(d) “Disability” shall mean any of the following: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(e) “Employee” shall mean any person employed by the Company or an Affiliate of the Company.

(f) “Person” shall mean an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

(g) “Service” shall mean continuous service as an Employee or Consultant. Service shall be deemed to continue during a bona fide leave of absence approved by the Company in writing if and to the extent that continued crediting of Service for purposes of the Plan is expressly required by the terms of such leave or by applicable law, as determined by the Company. The Company shall determine which leaves count toward Service, and when Service terminates for all purposes under the Plan.

(h) “Unit” shall mean the right to receive a payment equal in value to the maximum amount that could be paid to a share of Company Restricted Stock as of the Closing Date, including for the avoidance of doubt, amounts that would be paid with respect to a Company Restricted Share after the Closing Date as provided in the Merger Agreement.

ARTICLE II

Participation

2.1 Participation. Subject to the restrictions set forth in Section 5.1 below, the Administrator will designate from time to time the Employees and Consultants who are eligible to participate in this Plan (each a “Participant”).

ARTICLE III

Bonus Payment

3.1 Bonus Amount. The Administrator shall determine the amount of the aggregate bonus for each Participant (the “Bonus Amount”) in accordance with the process set forth below. Following the Closing, the Bonus Amount for each Participant shall be determined in accordance with the following process: The Administrator shall consult with the Veloce Steering Committee with respect to such Bonus Amount, it being understood and agreed that, subject to such consultation, the date on which each such Bonus Amount is granted (so long as it occurs prior to the tenth (10th) Business Day following the satisfaction of the Second Target Reserve Consideration Conditions), the size of each such Bonus Amount, the identity of such employee, former employee or replacement hire receiving each such Bonus Amount, and the vesting schedule applicable to each such Bonus Amount shall be as recommended by the Veloce Steering Committee, subject to customary review and approval of the Governance & Nominating Committee of the Board of Directors of APM. Prior to the Closing, the material terms of each Bonus Amount, including those listed in the preceding sentence, shall be determined by the Board. Each Bonus Amount shall be a multiple of a certain number of Units (which may include fractional Units). The Administrator shall notify each Participant of his or her Bonus Amount promptly after making such determination in accordance with this Section 3.1.

3.2 Maximum Aggregate Bonus Amount. The maximum aggregate Bonus Amount (the “Bonus Pool”) awarded under the Plan shall be a number of Units (the “Carveout Units Amount”) equal to (i) for the period beginning on and including the date on which the Plan was adopted by the Board and ending on and excluding the date (the “Final Determination Date”) which is five (5) Business Days prior to the Closing Date, 12,500,000 minus (A) the number of shares of common stock of the Company outstanding at the time of the determination minus (B) the number of shares of common stock of the Company issuable pursuant to all Company Stock Options outstanding at such time of determination, minus (C) the number of shares of common stock of the Company issuable pursuant to all warrants to purchase shares of the capital stock of the Company (“Company Warrants”) outstanding at the time of determination, minus (D) the number of shares of common stock of the Company issuable upon the exercise or conversion of any convertible securities or any other rights (other than Company Stock Options and Company Warrants) to acquire shares of common stock of the Company that are outstanding immediately at the time of determination and (ii) at all times thereafter, 12,500,000 minus (A) the number of shares of common stock of the Company outstanding as of the Final Determination Date, minus (B) the number of shares of common stock of the Company issuable pursuant to all Vested Company Stock Options outstanding as of the Final Determination Date (but, for the avoidance of doubt, not pursuant to any Unvested Company Stock Options), minus (C) the number of shares of common stock of the Company issuable pursuant to all Company Warrants outstanding as of the Final Determination Date, minus (D) the number of shares of common stock of the Company issuable upon the exercise or conversion of any convertible securities or any other rights (other than Company Stock Options and Company Warrants) to acquire shares of common stock of the Company that are outstanding as of the Final Determination Date.

3.3 Vesting, Other Performance Requirements and Forfeiture. In awarding any Bonus Amount, and subject to the process set forth in Section 3.1 hereof, the Administrator (i) may specify that the right to receive such Bonus Amount shall be conditional upon the fulfillment of specified conditions, including, without limitation, completion of specified periods of service in the service of the Company or an Affiliate, and the achievement of specified business and/or personal performance goals, and (ii) may provide for the forfeiture of all or any portion of any such Bonus Amount in specified circumstances. Subject to the process set forth in Section 3.1 hereof, the Administrator may also specify by whom and/or in what manner the accomplishment of any such performance goals shall be determined and may waive or modify any such required periods of service and/or performance goals or conditions.

3.4 Agreements. Any Bonus Amount awarded under the Plan may, in the Administrator’s discretion, be evidenced by an agreement at the time of grant of the Bonus Amount or thereafter, which, subject to the provisions of the Plan, may contain such terms and conditions as may be approved by the Administrator (subject to the process set forth in Section 3.1 hereof), and shall be executed by an officer of the Company on behalf of the Company or an Affiliate (an “Award Agreement”).

3.5 Bonus Payment. Each Participant’s Bonus Amount shall be paid by the Company in cash or shares of the Company’s stock as determined by the Board in its sole discretion, unless otherwise provided in an Award Agreement. The Company shall reserve out of its available authorized but unissued shares that number of shares of the Company’s common stock equal to the Carveout Units Amount in order to satisfy this liability in the event that the Bonus Pool is satisfied exclusively in shares of the Company’s common stock (“Bonus Plan Share Reserve”). Following the Closing Date, each Participant’s Bonus Amount shall be paid by APM in cash or shares of APM Common Stock as determined by APM in its sole discretion, unless otherwise provided in an Award Agreement. Subject to the satisfaction of any vesting requirements described in Section 3.3 above and other applicable requirements, any portion of a Participant’s Bonus Amount comprising a whole Unit shall be entitled to receive the same consideration as Company Restricted Shares as described under Section 1.9 of the Merger Agreement (provided, however, that subject to a Participant’s Award Agreement, such same consideration may be paid in the form of cash or shares of APM Common Stock, at APM’s option, as permitted by the Merger Agreement with respect to a Company Restricted Share, and such form of payment made in respect of a Unit need not be the same as the form of payment received by a Company Restricted Share pursuant to the Merger Agreement).

3.6 Termination. Unless otherwise provided in an Award Agreement, in the event of termination of Participant’s employment or other service, such Participant’s vested portion of the Bonus Amount shall be paid to the Participant in the same manner as Company Restricted Shares as set forth in Section 1.9 of the Merger Agreement. The unvested portion of the Bonus Amount shall be forfeited upon termination for any reason and the Participant shall have no further rights to payment with respect to such unvested portion.

3.7 Unallocated Portion of Aggregate Bonus Amount. Any distributable portion of the Bonus Pool that has not been allocated according to this Article III as of the Closing Date shall be retained by APM and may be allocated after the Closing Date subject to the terms of this Plan and Section 4.25 of the Merger Agreement.

ARTICLE IV

Amendment or Termination

4.1 Effectiveness, Amendment and Termination. This Plan is effective as of June 13, 2012. The Administrator shall be entitled to amend this Plan at any time and for any reason with the approval of APM and the Veloce Steering Committee, which consent may not be unreasonably withheld). This Plan shall terminate on the date of the final payment of any Bonus Amount awarded under this Plan.

ARTICLE V

Miscellaneous

5.1 2009 Stock Incentive Plan and Issuance of Stock in Satisfaction of Awards. Except as otherwise provided herein, to the extent that Company Restricted Shares are issued to satisfy the Bonus Amount payable under this Plan, such Company Restricted Shares shall be issued from the Bonus Plan Share Reserve. The Company acknowledges and agrees that it also has adopted and maintains the Veloce Technologies, Inc. Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”). In the event that the 2009 Plan is assumed by APM on the Closing Date, any awards of a Bonus Amount granted prior to the Closing Date that are settled in shares shall be issued from the Bonus Plan Share Reserve (as converted to reflect APM’s assumption of the Bonus Plan) and any awards of a Bonus Amount granted on or after the Closing Date that are settled in shares shall be issued from the share reserve of the 2009 Plan (as converted to reflect the assumption) to the extent of such reserve and not from the Bonus Plan Share Reserve (as converted to reflect the assumption). In the event of an assumption of the 2009 Plan by APM on the Closing Date, no individual employed by APM prior to the Closing Date shall be eligible to receive any shares from the share reserve of the 2009 Plan (as converted to reflect the assumption).

5.2 Set-Off. The Company shall be entitled to set off against the amounts payable to a Participant hereunder any amounts owed to the Company by such Participant.

5.3 Non-Alienation. No Participant shall have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan, and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law, other than by will or the laws of decent and distribution.

5.4 Withholding. All payments to a Participant under this Plan will be subject to all applicable withholding of state, local, provincial and federal taxes.

5.5 Unfunded Obligation. Any payments provided for under this Plan shall constitute an unfunded obligation of the Company, and following the Closing, APM. Bonus Amounts paid under this Plan will be made, when due, entirely from the general assets of the Company, and following the Closing, APM. This Plan shall constitute solely an unsecured promise by the Company, and following the Closing, APM, to provide payments to Participants to the extent provided herein. To the extent that the Plan provides that APM has an obligation to make payments under the Plan, references in this Section 5.5 to the Company shall mean APM.

5.6 Notices. Any notice or document required to be given under the Plan shall be considered to be given if actually delivered in person or mailed by certified mail, postage prepaid, if to the Company, to the Board of Directors, Veloce Technologies, Inc. 2953 Bunker Hill Lane, Suite 300, Santa Clara, CA 95054, if to APM, to Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089 Attn: General Counsel, or, if to a Participant, at the last address of such Participant filed with the Company or an Affiliate. The Company may change the manner of delivery of notices to a Participant by notifying that Participant without being required to amend this Section 5.6 (although notification of the initial change must comply with this Section 5.6).

5.7 Gender and Number. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural, and the plural shall include the singular.

5.8 No Right to Employment or Continuation of Relationship. Nothing in this Plan shall confer upon or be construed as giving any Participant any right to remain in the employ or other service of the Company or any Affiliate. The Company may, at any time, dismiss a Participant who is an Employee of the Company or a subsidiary of the Company from such employment free from any liability or any claim except as expressly provided in this Plan. APM may, at any time, dismiss a Participant who is an Employee of APM or a subsidiary of APM from such employment free from any liability or any claim except as expressly provided in this Plan or the Merger Agreement. A Consultant’s relationship with the Company or APM, as applicable, may be terminated by the Company or APM, as applicable, in accordance with the terms of the service agreement and governing law. No employee or consultant of the Company or any Affiliate shall have any claim to be designated a Participant and there is no obligation for uniformity of treatment for any employee or consultant of the Company or any Affiliate.

5.9 Governing Law. THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH APPLICABLE FEDERAL LAW AND THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

5.10 Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any individual Participant, or would disqualify this Plan under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the sole determination of the Administrator, materially altering the intent of this Plan, such provision shall be stricken as to such jurisdiction or Participant and the remainder of this Plan shall remain in full force and effect.

5.11 No Limitation Upon the Rights of the Company. This Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, or changes of its capital or business structure; to merge, convert or consolidate; to dissolve or liquidate; or sell or transfer all or any part of its business or assets.

5.12 No Liability for Good Faith Determinations. None of the members of the Board nor any delegates of the Board (including, without limitation, the Administrator) shall be liable for any action, failure to act, omission or determination taken or made in good faith with respect to this Plan. The Company shall indemnify and hold harmless each member of the Board and each delegate or agent thereof against any personal liability or expense incurred by him or her as a result of any act or omission in his or her capacity as such, except for his or her own gross negligence or willful misconduct. The Administrator shall have the discretion, subject to the terms of Plan, to make determinations and interpretations of the Plan which need not be the same with respect to each Participant.

END OF DOCUMENT

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